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                                                                     EXHIBIT 99

                                                         CONTACT: MARC ROWLAND,
                                                        CHIEF FINANCIAL OFFICER
                                                                 (405) 879-9232

FOR IMMEDIATE RELEASE                             TOM PRICE, JR.,VICE PRESIDENT-
SEPTEMBER 24, 1999                                        CORPORATE DEVELOPMENT
                                                                 (405) 879-9257


                       CHESAPEAKE ENERGY WINS SIGNIFICANT
                       PATENT LITIGATION CASE AGAINST UPR

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 24, 1999 - Chesapeake Energy Corporation (NYSE: CHK) today announced a significant legal victory in a patent infringement lawsuit filed by Union Pacific Resources. Following a twelve day trial in June 1999 before the United States District Court in Fort Worth, the Court issued its ruling on September 22, 1999, finding that the patent claimed by UPR covering a "geosteering" method utilized in drilling horizontal wells was invalid. Filed in October 1996, the lawsuit asserted that Chesapeake had infringed UPR's patent. Because the patent was declared invalid, the Court held that Chesapeake could not have infringed the patent, dismissed all of UPR's claims and awarded Chesapeake court costs.

The Court concluded that the UPR patent was invalid for failure to definitively describe the patented method in the patent claims and for failure to provide sufficient disclosure in the patent to enable one of ordinary skill in the art to practice the patented method. The Court also found that when applying for its patent, UPR failed to disclose to the Patent Office the true state of the industry or "prior art" relating to geosteering of horizontal oil and gas wells.

Chesapeake's Chairman and Chief Executive Officer, Aubrey K. McClendon, commented, "This is a great victory for Chesapeake, our shareholders, and other oil and gas operators and geosteering providers in the United States. Although few, if any, in the industry believed UPR's patent was valid, UPR has tried to use the patent to limit competition in horizontal drilling. As the leader in developing the one trillion cubic feet of natural gas reserves in the Downdip Giddings Field, Chesapeake was targeted to test the patent's validity. As a result, Chesapeake and its non-operators have been forced to bear the cost of defeating the patent, which to date has exceeded $5 million. We will now focus our efforts in this case on recovering these costs."

Chesapeake will also release an update of its third quarter operations prior to the opening of the market on Monday, September 27, 1999.

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